UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________

FORM	8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 26, 2022

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas,	New York,	NY	10036
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code	(212)	345-5000
    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
    Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock, par value $1.00 per share	MMC	New York Stock Exchange
Chicago Stock Exchange
London Stock Exchange
    Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On September 26, 2022, Marsh & McLennan Companies, Inc. (the “Company”) filed a Current Report on Form 8-K related to the appointment of John Q. Doyle as President and Chief Executive Officer effective January 1, 2023. At that time, the terms of the letter agreement with Mr. Doyle were not available. This Amendment is being filed to report a summary of the principal terms of the letter agreement with Mr. Doyle governing the terms of his employment as President and Chief Executive Officer.

On November 10, 2022, the Company entered into a letter agreement with Mr. Doyle governing the terms of his employment as President and Chief Executive Officer, effective as of January 1, 2023. The principal terms of Mr. Doyle’s letter agreement are summarized below.

Salary and Bonus. Mr. Doyle will receive an annual base salary of $1,400,000 effective January 1, 2023. Mr. Doyle will be eligible for an annual bonus with a target equal to $3,500,000 commencing with the 2023 performance year (awarded in 2024). His actual bonus may range from 0% to 200% of target, based on achievement of individual and Company performance objectives as the Company may establish from time to time. In the event of his disability or death, Mr. Doyle will receive a pro-rata bonus for the year of termination.

Long-Term Incentive Compensation. Mr. Doyle will be eligible to participate in the Company's long-term incentive program with a target grant date fair value of $11,100,000, commencing with the annual award to be granted in 2023.

Participation in the Senior Executive Severance Plan. Mr. Doyle will continue to participate in the Senior Executive Severance Plan. In the event his employment with the Company terminates, the Senior Executive Severance Plan will govern the terms under which he may be eligible to receive severance and/or other transition benefits from the Company. In general, the Senior Executive Severance Plan provides benefits to participants in the event of a termination of employment by the Company without cause or, within the two-year period following a change in control of the Company, either by the Company without cause or by the participant for good reason. Benefits under the Plan generally include cash severance equal to one year's base salary plus a bonus equal to the average of the annual bonuses paid to the participant for each of the three prior calendar years; a pro-rata bonus for the year of termination; twelve months of outplacement services; and continued medical and dental coverage for twelve months at active employee rates. Benefits are conditioned on the participant having properly and timely executed and delivered to the Company a valid, irrevocable waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company.

Benefits. Mr. Doyle will continue to be eligible to participate in the Company's employee benefit plans and programs on terms and conditions as are generally provided to similarly situated employees of the Company. Mr. Doyle will have access to a car and driver for business purposes and personal use, including work/home travel. Mr. Doyle will also have access to corporate aircraft for personal travel, up to $130,000 in aggregate incremental cost each calendar year as calculated by the Company for disclosure purposes for the Summary Compensation Table of the Company's proxy statement; provided that this amount and calculation methodology will be reviewed from time to time and subject to adjustment to reflect market trends. If the imputed income attributable to these benefits is taxable to Mr. Doyle, then the taxes associated with this taxable income will not be reimbursed or paid by the Company. In addition, Mr. Doyle will continue to be eligible to participate in the Company’s Executive Financial Services Program, as in effect from time to time.

Non-Competition and Non-Solicitation. While employed by the Company and for 24 months following his termination of employment, Mr. Doyle will be subject to certain non-competition and non-solicitation restrictions.

The foregoing summary is qualified in its entirety by reference to the letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Letter Agreement, dated November 10, 2022, between Marsh & McLennan Companies, Inc. and John Q. Doyle.

99.1 Press release issued by Marsh & McLennan Companies, Inc. on September 26, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K dated September 26, 2022)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Connor Kuratek
Name:	Connor Kuratek
Title:	Deputy General Counsel & Corporate Secretary

Date:    November 14, 2022

EXHIBIT INDEX

Exhibit No. Exhibit

10.1	Letter Amendment, dated November 10, 2022, between Marsh & McLennan Companies, Inc. and John Q. Doyle.
99.1	Press release issued by Marsh & McLennan Companies, Inc. on September 26, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K originally filed on September 26, 2022).
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